Exhibit 5.1


               [LETTERHEAD OF GABELLI ASSET MANAGEMENT INC.]




                                                     February 6, 2002


Gabelli Asset Management Inc.
One Corporate Center
Rye, New York 10580


Ladies and Gentlemen:

               I am the Vice President, General Counsel and Secretary of Gabelli Asset Management Inc., a New York corporation (the "Company"), and have acted as counsel in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the "Securities Act"), of a prospectus supplement, dated January 31, 2002 (the "Prospectus Supplement"), to the prospectus, dated December 28, 2001 (the "Prospectus"), included as part of the Registration Statement on Form S-3 of the Company, GBL Trust I and GBL Trust II (File No. 333-74676) (the "Registration Statement"), relating to the offering by the Company of up to 3,800,000 of its FELINE PRIDES(sm) (the "FELINE PRIDES"). The FELINE PRIDES initially consist of units referred to as Income PRIDES, each with a stated amount of $25. Each Income PRIDES initially consists of (a) a purchase contract (a "Purchase Contract") under which (i) the holder is obligated to purchase from the Company on February 17, 2005 a number of shares of class A common stock, par value $0.001 per share, of the Company (the "Shares") and (ii) the Company will pay the holder contract payment adjustments and
(b) $25 principal amount of the Company's senior notes due February 2007. The Company issued the FELINE PRIDES pursuant to that certain purchase agreement, dated as of January 31, 2002, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Gabelli & Company, Inc. as the underwriters (the "Purchase Agreement").

               This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

               In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the Prospectus Supplement, (iv) the Purchase Agreement, (v) the Purchase Contract Agreement, dated February 6, 2002 (the "Purchase Contract Agreement"), between the Company and The Bank of New York, as purchase contract agent (the "Purchase Contract Agent"), (vi) the Pledge Agreement, dated February 6, 2002, among the Company, JPMorgan Chase Bank, as collateral agent, custodial agent and securities intermediary, and the Purchase Contract Agent, (vii) the Remarketing Agreement, dated February 6, 2002, among the Company, the Purchase Contract Agent and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as remarketing agent, and
(viii) the Indenture, dated February 6, 2002, between the Company and The Bank of New York, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of February 6, 2002, between the Company and the Trustee. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

               In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery of such documents by the parties to such documents, and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

               I am admitted to the bar in the State of New York and do not express any opinion as to the laws of any other jurisdiction.

               Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth above, I am of the opinion that:

               1. The FELINE PRIDES have been duly authorized and are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent enforcement thereof might be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditor's rights generally and (ii) general principles of equity, regardless of whether enforceability is considered in a proceeding at law or equity.

               2. The Shares subject to the Purchase Contracts have been duly authorized and reserved for issuance and, when issued and delivered by the Company pursuant to the terms of the Purchase Contract Agreement, will be validly issued, fully paid and non-assessable.

               I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to the use of my name under the caption "Legal Matters" in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                              Very truly yours,


                                              /s/ James E. McKee
                                              ---------------------------------
                                              James E. McKee
                                              Vice President, General Counsel
                                              and Secretary